UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 7, 2014

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 7, 2014 Sequenom, Inc., (the “Company”) received favorable decisions from the U.S. Patent and Trademark Office, Patent Trial and Appeal Board (“PTAB”) in connection with four patent interference proceedings involving the use of DNA sequencing for noninvasive prenatal testing for Down syndrome and other chromosomal abnormalities.

An interference is conducted by the PTAB when opposing parties have applied for a patent to the same invention. The interference is conducted to determine which party was the first to invent the subject matter of the interference.

The interferences which are the subject of this current report involve patent applications which are exclusively licensed to the Company by the Chinese University of Hong Kong, on which Dr. Dennis Lo is the first named inventor (the “Lo Patent Applications”) versus patents and a patent application which are licensed by Stanford University (“Stanford”) to Verinata Health, Inc. (“Verinata”), a wholly owned subsidiary of Illumina, Inc., on which Dr. Stephen Quake is a named inventor (the “Quake Patents” and “Quake Patent Application”).

The Quake Patents have been asserted by Verinata against the Company in a patent infringement lawsuit filed in the United States District Court for the Northern District of California, case no. C-12-00865 SI (the “N.D. Cal. Action”).

920 Interference

In Interference No. 105,920, the PTAB concluded that Quake U.S. Patent No. 8,008,018 (the “Quake 018 Patent”) lacked sufficient disclosure to meet the written description test for the patent claims. On that basis, the PTAB entered judgment canceling all four claims of the Quake 018 Patent and ending the interference, thus determining that Quake is not entitled to a patent on the subject matter of this interference.

The Company intends to bring the PTAB judgment canceling all claims of the Quake 018 Patent to the attention of the Court in the N.D. Cal. Action, where the patent has been asserted against the Company. The Company also believes that the PTAB’s decision in the 920 Interference is relevant to Quake U.S. Patent No. 7,888,017 (the “Quake 017 Patent”). The Quake 017 Patent is also asserted against the Company in the N.D. Cal. Action and is based upon the same disclosure as the Quake 018 Patent.

923 and 924 Interferences

In Interference Nos. 105,923 and 105,924, the PTAB concluded that the involved Quake Patent Application lacked sufficient disclosure to meet the written description test for the Quake Patent Application claims. On that basis, the PTAB refused the Quake Patent Application’s claims and entered judgment ending both interferences, thus determining that Quake is not entitled to patents on the subject matter of the interferences.

As a result of the PTAB judgments in the 920, 923, and 924 Interferences, the Company believes that several patents should issue from the Lo Patent Applications which were involved in those interferences. The PTAB’s decisions may be appealed to United States District Court or the United States Court of Appeals for the Federal Circuit. If the PTAB’s decisions are appealed, further action by the PTO with respect to the Lo Patent Applications involved in the interferences may be delayed. The Company cannot predict the final outcome of these matters and there can be no assurance that the final outcome of the matters will be favorable to the Company.

922 Interference

In Interference No. 105,922 (the “922 Interference”), the PTAB determined that the Lo U.S. Patent Application No. 13/070,266 (the “Lo 266 Application”) has sufficient disclosure to meet the written description test for the Lo 266 Patent Application claims. The 922 Interference also involves Quake U.S. Patent No. 8,195,415 (the “Quake 415 Patent”), asserted by Verinata against the Company in the N.D. Cal. Action. The PTAB ordered the 922 Interference to proceed to the priority phase to determine which party (Lo or Quake) was the first to invent the subject matter of the interference. The inventors named on the Lo 266 Application were previously declared the senior party in the 922 Interference and are therefore presumed to be the first to invent, and entitled to a patent, on the invention that is the subject matter of the interference. In the priority phase, the inventors named in the Quake 415 Patent may seek to overcome that presumption and attempt to prove they invented the subject matter of the interference first.

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The Company also is separately challenging the validity of the Quake 415 Patent in an inter partes review proceeding currently pending before the PTAB (Case IPR 013-00390).

The Company cannot predict the final outcome of the 922 Interference or the inter partes review and there can be no assurance that the final outcome of either matter will be favorable to the Company.

This current report contains forward-looking statements, including, but not limited to, statements related to future activity in, and the potential outcome of, the ongoing patent prosecution and litigation matters that are the subject of this current report and related matters. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the ongoing patent prosecution and litigation matters and the Company’s ability to protect its intellectual property rights, as detailed under the caption “Risk Factors” and elsewhere in the Company’s Securities and Exchange Commission filings and reports, including in the Annual Report on Form 10-K for the period ended December 31, 2013 and future filings and reports by the Company. The Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in its expectations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: April 14, 2014	By:	/s/ R. William Bowen
R. William Bowen
Senior Vice President and General Counsel

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